Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Comera Life Sciences Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	457(c)	5,000,000	$1.79(2)	$8,950,000.00	0.0000927	$829.67
Total Offering Amount					$8,950,000.00		$829.67
Total Fee Offsets							$0
Net Fee Due							$829.67

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable pursuant to that certain purchase agreement by and between Comera Life Sciences Holdings, Inc. (the “Registrant”) and Arena Business Solutions Global SPC II, Ltd. (the “Selling Stockholder”) dated as of August 31, 2022 (the “Purchase Agreement”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the common stock, as applicable. Includes 185,714 shares of common stock previously issued by the Registrant to the Selling Stockholder and up to 4,814,286 additional shares of common stock that may be issued and sold by the Registrant to the Selling Stockholder from time to time pursuant to the Purchase Agreement, subject to satisfaction of the conditions set forth therein.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock, as reported on the Nasdaq Stock Market on August 30, 2022, which date is within five business days prior to the filing of this registration statement.